Exhibit 10.183

SHARES EXCHANGE AGREEMENT

This Shares Exchange Agreement (this “Agreement”) is entered into between The Immune Response Corporation, a Delaware corporation (the “Company”), and Cheshire Associates LLC, a Delaware limited liability company (“Cheshire”), as of September 21, 2005 (the “Effective Date”).

The parties acknowledge that (a) Cheshire owns 688,146 shares of Series A Convertible Preferred Stock of the Company (the “Preferred Shares”), (b) the closing sale price of the Company’s common stock on September 21, 2005, as reported by The Nasdaq Stock Market, was $0.46, (c) the accrued dividends on the Preferred Shares through September 21, 2005 total $637,241.45, and (d) pursuant to the terms of the governing charter document, the conversion price of the Preferred Shares is scheduled to decline to $0.4987 on April 8, 2006.

1. All the Preferred Shares are hereby exchanged, pursuant to Section 3(a)(9) of the Securities Act, for 9,643,060 shares of newly-issued common stock of the Company (the “Common Shares”). The Common Shares shall have the same registration rights, if any, as had been enjoyed by the common shares underlying the Preferred Shares. The Company agrees to promptly deliver the Common Shares to Cheshire against return of the Preferred Shares to the Company for cancellation. It is understood that the exchange contemplated by this Agreement also satisfies all claims of Cheshire for accumulated and to-be-accumulated dividends on the Preferred Shares.

2. This Agreement and the exchange contemplated hereby shall cause no antidilution adjustment or other effect of any kind on any Company securities beneficially owned by Cheshire. To that extent, the terms of each of such other securities are hereby amended. To the extent such amendment is impossible or impractical, Cheshire hereby waives the benefit of such adjustment or other effect, for itself and for its successors and assigns, and reverts and relinquishes such rights to the Company.

3. This Agreement may not be amended or waived except in a writing signed by both parties. Both parties agree to cooperate and to do all acts and sign all documents necessary or desirable in order to more perfectly evidence or effectuate the intent of this Agreement. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding between the parties and supersede and preempt any pre-Effective-Date understandings, agreements, or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

THE IMMUNE RESPONSE CORPORATION

By:
Chief Executive Officer

CHESHIRE ASSOCIATES LLC

By:

Nonmember Manager